SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential,  for Use of the Commission
[x] Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Microchip Technology Incorporated
                        ---------------------------------
                (Name of Registrant as Specified In Its Charter)

      --------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  _______________

    (2) Form, Schedule or Registration Statement No.:  ________________

    (3) Filing Party:  ________________

    (4) Date Filed: __________________

                               [GRAPHIC OMITTED]

                       MICROCHIP TECHNOLOGY INCORPORATED

--------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                August 10, 1998
--------------------------------------------------------------------------------

     The Annual Meeting of Stockholders of Microchip Technology Incorporated, a Delaware corporation (the "Company"), will be held at 9:00 a.m. local time on Monday, August 10, 1998, at the Company's facility at 1200 South 52nd Street, Tempe, Arizona, for the following purposes:

     1. To   elect   directors  to  serve  until  the  next  annual  meeting  of stockholders and until their successors are elected and qualified;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending March 31, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 12, 1998 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to personally attend the meeting. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.


                                        Sincerely,


                                        /s/ C. Philip Chapman

                                        C. Philip Chapman
                                        Secretary


Chandler, Arizona
July 6, 1998

[GRAPHIC OMITTED]

                       MICROCHIP TECHNOLOGY INCORPORATED
                         2355 West Chandler Boulevard
                          Chandler, Arizona 85224-6199

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

                           VOTING AND OTHER MATTERS
General

     The enclosed proxy is solicited on behalf of Microchip Technology Incorporated, a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Monday, August 10, 1998 (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Company's facility at 1200 South 52nd Street, Tempe, Arizona.

     These proxy solicitation materials were first mailed on or about July 6, 1998, to all stockholders entitled to vote at the Meeting.

Voting Securities and Voting Rights

     Stockholders of record at the close of business on June 12, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, 50,779,101 shares of Common Stock were issued and outstanding.

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date constitutes a quorum for the transaction of business at the Meeting. Shares that are voted "FOR," "AGAINST," or "WITHHELD FROM" a matter are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter. Each stockholder voting at the Meeting, either in person or represented by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the Votes Cast is required for the ratification of the appointment of the Company's independent auditors. In the election of directors, the four nominees receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence of a quorum, but have no other legal effect under Delaware law.

Voting of Proxies; Abstentions; Broker Non-Votes

     Votes cast in person or by proxy at the Meeting will be tabulated by the election inspector(s) appointed for the Meeting. When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted: (i) "FOR" the election of each of the nominees set forth in this Proxy Statement; (ii) "FOR" approval of each of the other matters presented to stockholders in this Proxy Statement; and (iii) as the proxy holders deem advisable on other matters that may come before the Meeting. A stockholder may indicate on the enclosed proxy or its substitute that it is abstaining from voting on a particular matter (an "abstention"). A broker may indicate on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"). Abstentions and broker non-votes are each tabulated separately. The election inspector(s) will determine whether a quorum is present at the Meeting. In general, Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum. In determining whether a proposal has been approved, abstention of shares that are entitled to vote are treated as Votes Cast with respect to such proposal, but not as voting for such proposal and hence have the same effect as votes against such proposal; broker non-votes of shares that are entitled to vote are not treated as Votes Cast with respect to the particular proposal on which the broker has expressly not voted, and hence have no effect on the outcome of the voting on a proposal that requires a majority of the Votes Cast. However, with respect to a proposal that requires a majority of the outstanding shares of Common Stock, a broker non-vote has the same effect as a vote against the proposal.

Revocability of Proxies

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Solicitation

     The Company will pay all expenses of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone, without additional compensation. The Company may also, at its sole expense, retain a proxy solicitation firm to assist in the distribution of proxy solicitation materials and in the collection of proxies. If so, the Company believes that the expense will not exceed $15,000.

                             ELECTION OF DIRECTORS

Nominees

     A board of four directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees are currently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at the Meeting will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.

     The following table sets forth certain information regarding the nominees for director of the Company:


Name                                        Age            Position(s) Held
----                                        ---            ----------------
Steve Sanghi ...........................    42     Chairman of the Board, President and
                                                     Chief Executive Officer
Albert J. Hugo-Martinez(l)(2) ..........    52     Director
L.B. Day(1) ............................    53     Director
Matthew W. Chapman(2) ..................    47     Director

------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee


     Mr. Sanghi is currently, and has been since August, 1990, President of the Company, since October, 1991, Chief Executive Officer and since October, 1993, Chairman of the Board of Directors. He has served as a director of the Company since August, 1990. He served as the Company's Chief Operating Officer from August, 1990 through October, 1991 and as Senior Vice President of Operations from February, 1990 through August, 1990. Mr. Sanghi is also a director of ADFlex Solutions, Inc., a U.S. supplier of flexible circuit-based interconnect solutions.

     Mr. Hugo-Martinez has served as a director of the Company since October, 1990. Since March, 1996, he has served as President and Chief Executive Officer and a member of the Board of Directors of GTI Corporation, a manufacturer of ISDN and local area network subcomponents. From 1987 to 1995, he served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a manufacturer of high-performance bipolar and biCMOS gate arrays.

     Mr. Day has served as a director since December, 1994. Since 1976, he has served as President of L.B. Day & Company, Inc. (formerly Day-Floren Associates, Inc.), a management consulting firm specializing in organizational structure, development and strategic planning.

     Mr. Chapman has served as a director since May, 1997. Since 1988, he has served as Chief Executive Officer of CFI ProServices, Inc., a supplier of integrated software solutions and services to financial institutions throughout the United States ("CFI"), and since 1991, he has also served as Chairman of CFI. Mr. Chapman served as a director of Phoenix Gold International, a Portland, Oregon-based manufacturer of automotive audio equipment through November 24, 1997.

                                 ------------

     The Company wishes to express its gratitude and appreciation for the contributions of Mr. Jon H. Beedle, who has served as a director of the Company since October, 1993. Mr. Beedle has decided not to stand for re-election to the Board of Directors. In 1995, Mr. Beedle retired as President of IN-STAT, Inc., a leading high technology market research firm, a position in which he had served since 1981. During Mr. Beedle's tenure on the Board of Directors, he provided valuable guidance and insight to the Company during a period of substantial growth.

Meetings and Committees of the Board of Directors

     The Company's By-Laws authorize the Board of Directors to appoint from among its members one or more committees comprised of one or more directors. The Board of Directors has appointed a standing Audit Committee, currently comprised of directors Hugo-Martinez, Chapman and Jon H. Beedle, and a standing Compensation Committee, currently comprised of directors Hugo-Martinez and Day. The Company does not have a nominating committee or any committee that performs the functions of a nominating committee. The Audit Committee is primarily responsible for appointing the Company's independent accounting firm and for reviewing and evaluating the Company's accounting principles and its systems of internal controls. The Audit Committee also reviews the annual financial statements, significant accounting and tax issues and the scope of the annual audit with the Company's independent auditors. The Compensation Committee reviews and acts on all matters relating to compensation levels and benefit plans for the Company's key executives. See "Board Compensation Committee Report on Executive Compensation," below.

     The Board of Directors met seven times during the fiscal year ended March 31, 1998. The Company's Audit Committee met twice, and the Company's
Compensation Committee met five times, during the fiscal year ended March 31, 1998. Mr. Chapman was appointed to the Board of Directors on May 19, 1997. Mr. Chapman has attended fewer than 75% of the aggregate number of Board of Directors' and Audit Committee meetings held during the fiscal year ended March 31, 1998 subsequent to his appointment to the Board of Directors.

Director Compensation and Other Information

   Director Fees

     Directors receive a $10,000 annual retainer, paid in quarterly installments, and $1,000 per meeting for each regular and special Board of Directors meeting. No compensation is paid for telephonic meetings of the Board of Directors or for meetings of committees of the Board of Directors.

   Stock Options

     Under the terms of the Company's 1993 Stock Option Plan, each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock upon his or her first election to the Board of Directors, and an additional option to purchase 5,000 shares of Common Stock as of the first business day of the month in which the annual stockholders' meeting is held. On July 1, 1997, each of directors Hugo-Martinez, Day, Chapman and Jon H. Beedle was granted an option to acquire 5,000 shares of Common Stock at an exercise price of $29.875, such options to vest in a series of 12 equal and successive monthly installments commencing one month after the grant date.

                            EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

     The following table sets forth the compensation for the three fiscal years ended March 31, 1998, 1997 and 1996 earned by the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers whose salary plus bonus for fiscal 1998 exceeded $100,000 for services rendered in all capacities to the Company (collectively, the "Named Executive Officers"):

                             Summary Compensation

                                       Annual Compensation
                                --------------------------------          Long-Term
                                                                        Compensation
                                                                        ------------
                                                                           Awards
                                                                           ------
                                                                         Securities         All Other
                                                           Bonus         Underlying        Compensation
Name and Principal Position     Year      Salary ($)      ($)(1)      Options/SARs (#)        ($)(2)
---------------------------     ----      ----------      ------      ----------------        ------
Steve Sanghi,                   1998       $365,548      $40,607            85,000           $191,166
 President and Chief            1997        342,693       11,346           165,000            272,542
 Executive Officer              1996        329,423        9,807            75,000            168,723

Robert A. Lanford,              1998        190,338       37,091            22,000             37,560
 Vice President,                1997        176,632       46,489            39,000             37,267
 Worldwide Sales(3)             1996        170,985       50,886            18,000             28,958

Timothy B. Billington,          1998        181,490       59,695            24,000                  0
 Vice President,                1997        171,267       72,681            56,250                  0
 Manufacturing                  1996        165,790       50,554            22,500                  0
 Operations

George P. Rigg,                 1998        175,350        5,396            20,000             38,587
 Vice President,                1997        172,299        5,692            47,250             63,540
 Advanced                       1996        166,730        4,952            22,500             49,148
 Microcontroller and
 Technology Division

C. Philip Chapman,              1998        165,449        5,107            24,000             51,336
 Vice President,                1997        155,097        5,145            45,750             62,683
 Chief Financial Officer        1996        148,240        4,414            19,500             37,125

Mitchell R. Little,             1998        164,996       27,953            24,000             25,825
 Vice President,                1997        154,760       33,237            45,000             33,785
 Americas Sales(4)              1996        148,077        4,423            18,000             40,350

------------
(1) Includes portion of MICP bonus and cash bonus payments under the Company's cash bonus plan earned in year shown but not paid until the following year. See "Board Compensation Committee Report on Executive Compensation," below for descriptions of the MICP bonus program and the cash bonus plan.
(2) Except as otherwise noted, consists of: (i) the Company-matching contributions to the Company's 401(k) retirement savings plan, which were $2,557 for Mr. Sanghi, $2,920 for Mr. Lanford, $0 for Mr. Billington,
    $2,838 for Mr. Rigg, $2,828 for Mr. Chapman, and $2,837 for Mr. Little; and (ii) an additional payment by the Company in connection with a split-dollar life insurance program which is distributable to the individual executive officer when he is no longer an employee of the Company, in the amount of $188,609 for Mr. Sanghi, $34,640 for Mr.
    Lanford, $0 for Mr. Billington, $35,749 for Mr. Rigg, $48,508 for Mr. Chapman and $22,988 for Mr. Little. See "Board Compensation Committee
    Report on Executive Compensation," below for a description of the split-dollar life insurance program.
(3) Mr. Lanford retired from the Company effective March 31, 1998.
(4) Mr.  Little  became  Vice  President,  Americas  Sales  as of April 1, 1998.
    Immediately prior, Mr. Little served as Vice President of the Company's Standard Microcontroller and ASSP Division.

Equity Compensation Plans

   The 1993 Stock Option Plan and the 1997 Nonstatutory Stock Option Plan (the "Plans")

     Under the Plans, the Company's primary equity incentive program, key employees, non-employee members of the Board of Directors and independent contractors who provide valuable services to the Company may be granted incentive stock options or non-statutory stock options to purchase shares of Common Stock at a price not less than 100% of the fair market value of the option shares on the grant date. Options granted under the Plans vest over the period determined by the Board of Directors at the date of grant, at periods generally ranging from one year to four years. Generally, if the Company is acquired by merger, consolidation or asset sale, outstanding options that are not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and become exercisable in full. Any options so assumed may be accelerated if the optionee's employment is terminated within a designated period following the acquisition. In connection with a change in control of the Company by tender offer or proxy contest for board membership, the Stock Option Committee of the Board of Directors can accelerate outstanding options. At March 31, 1998, options to acquire 6,204,294 shares of Common Stock were outstanding at a weighted average exercise price of $14.84 per share, and options to acquire 4,887,709 shares of Common Stock were available for grant under the Plans.

   The Employee Stock Purchase Plan (the "Purchase Plan")

     The  Purchase  Plan  allows  eligible  employees of the Company to purchase shares of Common Stock at semi-annual intervals through periodic payroll deductions. The purchase price per share for an eligible employee who participates in the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the employee's entry date into the then-current offering period under the Purchase Plan or (ii) 85% of the fair market value of a share of Common Stock on the semi-annual purchase date.

Option Grants

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended March 31, 1998:

                       Option Grants in Last Fiscal Year


                                                  Individual Grants
                               --------------------------------------------------------       Potential Realizable
                                                Percent                                         Value at Assumed
                                Number of      of Total                                       Annual Rates of Stock
                               Securities       Options                                      Price Appreciation for
                               Underlying     Granted to                                           Option Term
                                 Options       Employees     Exercise or                   ---------------------------
                                 Granted       in Fiscal      Base Price     Expiration
Name                             (#)(1)          Year           ($/sh)          Date        5% ($)(2)       10% ($)(2)
----                             ------          ----           ------          ----        ---------       ----------
Steve Sanghi ..............      85,000          5.3%         $  30.25        4/17/07      $1,617,045      $4,097,910
Robert A. Lanford .........      22,000          1.4%            30.25        4/17/07         418,529       1,060,636
Timothy B. Billington .....      24,000          1.5%            30.25        4/17/07         456,578       1,157,057
George P. Rigg ............      20,000          1.2%            30.25        4/17/07         380,481         964,214
C. Philip Chapman .........      24,000          1.5%            30.25        4/17/07         456,578       1,157,057
Mitchell R. Little ........      24,000          1.5%            30.25        4/17/07         456,578       1,157,057

------------
(1) Each stock option becomes exercisable over a one-year vesting period, in 12 successive monthly installments commencing on July 1, 2001, and has a maximum term of 10 years from the date of grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change of control. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(2) No assurance can be given that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. The rates of appreciation are specified by rules of the Securities and Exchange Commission (the "SEC") and are for illustrative purposes only; they do not represent the Company's estimate of future stock price. Unless the market price of the Common Stock does, in fact, appreciate over the option term, no value will be realized from the option grant. The exercise price of each of the options was equal to the closing sales price of the Common Stock as quoted on the NASDAQ Stock Market on the date of grant.

Option Exercises and Holdings

     The following table provides information on option exercises in the fiscal year ended, and option holdings at, March 31, 1998, by the Named Executive Officers and the value of such officers' unexercised options at March 31, 1998:



                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                 Number of Securities
                                                                Underlying Unexercised           Value of Unexercised
                                Shares                                  Options                  In-The-Money Options
                              Acquired on        Value           At March 31, 1998 (#)         At March 31, 1998 ($)(2)
Name                         Exercise (#)   Realized ($)(1)   Exercisable   Unexercisable   Exercisable(1)   Unexercisable
----                         ------------   ---------------   -----------   -------------   --------------   -------------
Steve Sanghi ..............    50,000          $1,610,900       598,750        475,000        $8,220,054      $1,772,993
Robert A. Lanford .........    40,196           1,059,848        21,095              0           153,538               0
Timothy B. Billington .....    39,045             797,923        32,621        147,750           420,240         560,025
George P. Rigg ............    50,000           1,362,830        31,075        134,750           282,853         522,522
C. Philip Chapman .........    35,000           1,181,428        45,385        119,250           701,724         407,352
Mitchell R. Little ........    36,000             835,578         4,688        124,500            34,123         458,937

------------
(1) Calculated based on the market price per share of the Common Stock at date of exercise multiplied by the number of shares issued upon exercise less the total exercise price of the options exercised.
(2) Calculated based on $21.00 per share, which was the closing sales price per share of the Common Stock as quoted on the NASDAQ Stock Market on March 31, 1998, multiplied by the number of applicable shares in-the-money less the total exercise price for such shares.


Employment Contracts, Termination of Employment and Change in Control
Arrangements

     The Company has not entered into employment contracts with any of the Named Executive Officers. Each of the Named Executive Officers has entered into an Executive Officer Severance Agreement with the Company (the "Severance Agreement"). The Severance Agreement provides for the automatic acceleration in vesting of all unvested stock options upon the first to occur of any of the following events: (i) as of the date immediately preceding a change of control in the event any such stock options are or will be terminated or canceled (except by mutual consent) or any successor to the Company fails to assume and agree to perform all such stock option agreements at or prior to such time as any such person becomes a successor to the Company; (ii) as of the date immediately preceding such change of control in the event the executive does not or will not receive upon exercise of such executive's stock purchase rights under any such stock option agreement the same identical securities and/or other consideration as is received by all other stockholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such change of control; (iii) as of the date immediately preceding any involuntary termination of such executive occurring upon or after any such change of control; or (iv) as of the date six months following the first such change of control, provided that the executive shall have remained an employee of the Company continuously throughout such six-month period. For purposes of the Severance Agreement, "change of control" means the occurrence of any of the following events: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the
Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are "Incumbent Directors." "Incumbent Directors" means directors who either (A) are directors of the Company as of the date the Severance Agreement was entered into, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.


Board Compensation Committee Report on Executive Compensation

   The Compensation Committee; General

     The Board of Directors maintains a Compensation Committee (the "Committee") comprised of one or more outside directors. The Committee is presently comprised of Messrs. Hugo-Martinez and Day. The Committee, with input from directors Chapman, Sanghi and Jon H. Beedle, conducted performance reviews for fiscal 1998, and made compensation decisions for fiscal 1999, with respect to the Company's executive officers other than Mr. Sanghi. The Committee, with input from directors Chapman and Jon H. Beedle, conducted the performance review for fiscal 1998, and made compensation decisions for fiscal 1999, with respect to Mr. Sanghi. Mr. Sanghi does not participate in deliberations relating to his own compensation.

   The Stock Option Committee

     The Board of Directors also maintains a Stock Option Committee comprised of two or more outside directors. The Stock Option Committee administers the Plans and determines, within the confines of the Plans, the timing, amount and vesting of stock options to be granted to the Company's executive officers. Messrs. Hugo-Martinez and Day currently comprise the Stock Option Committee.

   Compensation Policy

     The Company bases its compensation policy on a pay-for-performance philosophy for all corporate officers and key employees. This philosophy emphasizes variable compensation, primarily by setting base salaries after a review of average base salary levels of comparable companies in the semiconductor industry, with an opportunity to enhance total compensation through various incentives. The Company believes that this philosophy successfully aligns an executive's total compensation with the Company's business objectives and performance and the interests of the stockholders, and serves to attract, retain and reward individuals who contribute both to the Company's short-term and long-term success. Compensation decisions also include subjective determinations and a consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases. The Company believes that its overall pay-for-performance philosophy fosters a team environment among the Company's management that focuses their energy on achieving the Company's financial and performance objectives, consistent with the Company's guiding values.

     The Committee believes that the overall compensation levels for the Company's executive officers for fiscal 1998 are consistent with the Company's pay-for-performance philosophy and are reasonable in light of the Company's fiscal 1998 performance. Fiscal 1998 was marked by continued overcapacity in the semiconductor industry and severe financial crises in numerous Asian economies. The combination of industry overcapacity and the Asian financial crisis affected the semiconductor industry as a whole, and manifested itself in disappointing revenue and earnings performances by many such companies. Overall, the semiconductor industry achieved a revenue growth rate of only 0.5%(1) for the period ended December 31, 1997. Despite industry conditions, the Company's net sales increased 19% and 17% fiscal 1998 and 1997, respectively; its net income increased 26% and 17% in fiscal 1998 and 1997, respectively; and its return on average equity was 20.5% and 23.0% in fiscal 1998 and 1997, respectively.


------------
(1)Source -- Semiconductor Industry Association.

   Elements of Compensation

     There are currently four major elements of the Company's executive compensation program: annual base salary, incentive cash bonuses and long-term compensation programs, stock options, and compensation and employee benefits generally available to all Company employees.

     Base Salaries. The Committee establishes annual base salaries for the Company's executive officers at the beginning of each fiscal year, primarily by considering the salaries of executive officers in similar positions with comparably-sized companies (the "Reference Group"). The Reference Group currently consists of six companies that have annual sales of $300 million to $1.0 billion, have market capitalizations of between $400 million and $4.0 billion, and operate in recognized market segments, such as logic, memory and mixed-signal, within the semiconductor industry. Monitoring the Reference Group provides a stable and continuing frame of reference for reviewing and setting base salary compensation. The composition of the Reference Group is subject to change from year to year based on the Committee's assessment of comparability, including the extent to which the Reference Group reflects changes occurring within the Company and in the semiconductor industry as a whole. The six Reference Group companies also comprise the Peer Group used in the performance graph. See "Performance Graph," below. In addition, consistent with the Company's pay-for-performance philosophy, the Committee reviews the performance objectives for the Company as a whole for the immediately preceding fiscal year and the upcoming fiscal year, as well as the performance objectives for each of the individual officers relative to their respective areas of responsibility for both periods. Performance objectives are initially developed by the individual officers, in conjunction with their respective operating units, and then discussed with and approved by the Chief Executive Officer to generate the Company's annual operating plan ("AOP"). The Board of Directors then reviews and approves the AOP. In setting base salaries, the Committee also considers subjective factors such as an executive's experience and tenure in the industry and perceived value of the executive's position to the Company as a whole. After consideration of all of the above-described factors, average base salaries for the Company's executive officers increased 6% in fiscal 1998.

     Incentive Cash Bonuses and Long-Term Compensation Programs. Incentive cash bonuses may be payable to the Company's officers, managers and other key employees under the Company's Management Incentive Compensation Plan ("MICP"). The Board of Directors approved the MICP for fiscal 1998 as part of the fiscal 1998 AOP at the beginning of fiscal 1998. The MICP is an aggregate bonus pool derived from a percentage of the Company's annual operating profit. This bonus pool may then be allocated among the eligible participants based upon the achievement of individual performance objectives and various subjective determinations, with no particular weight being assigned to any one factor. The Board of Directors and the Committee generally give Mr. Sanghi wide discretion with respect to the designation of employees eligible to participate in the MICP and the amount of any MICP bonus to be awarded to each participant, including executive officers other than himself. The Committee determines the amount of the MICP bonus, if any, to be awarded to Mr. Sanghi. In fiscal 1998, approximately 210 employees, including the executive officers and the Chief Executive Officer, participated in the MICP.

     In conjunction with the MICP, the executive officers are eligible to participate in a program designed to provide longer term compensation to the executive officers. In light of the importance of retaining the executive officers in the Company's long-term employ and in order to provide an alternative to immediately taxable cash bonuses, in fiscal 1995 the Committee created a longer term benefit for key executives in the form of a split-dollar life insurance program. The split-dollar life insurance program provides key officers with an incentive to remain in the long-term employ of the Company, an insurance benefit, and a cash value benefit payable in the future when the executive is no longer in the Company's employ. The Committee determines what portion of an executive's overall MICP cash bonus will be paid in cash or into the split-dollar life insurance program. During fiscal 1998, five of the executive officers, including Mr. Sanghi, participated in the split-dollar life insurance program. See the "Summary Compensation Table" and the footnotes thereto, above.

     Numerous objective and subjective factors were considered in establishing the total MICP bonus compensation for fiscal 1998, including the Company's sales and net income growth, and return on equity. MICP bonuses for fiscal 1998 were paid at the rate of 64% of the total MICP bonus pool established in the fiscal 1998 AOP. As a result, the average MICP bonus for the Company's six executive officers, excluding Mr. Sanghi, was approximately 24.9% of base salary, a percentage decrease of approximately 26.1% in fiscal 1998 as compared to fiscal 1997 when the average MICP bonus for such officers, excluding Mr. Sanghi, was approximately 33.7% of base salary. See the "Summary Compensation Table" and footnotes thereto, above. The Committee believes that the MICP bonus compensation for fiscal 1998 is consistent with the Company's pay-for-performance philosophy and is commensurate with the Company's overall performance, as well as the fiscal 1998 AOP objectives.

     Stock Options. The Company believes that executive officers, other corporate officers and key employees should hold substantial, long-term equity stakes in the Company so that their collective interests will coincide with the interests of the stockholders. Thus, stock options constitute a significant portion of the Company's incentive compensation program. At March 31, 1998, approximately 51% of the Company's employees worldwide held options to purchase Common Stock. In granting stock options to executive officers, the Stock Option Committee considers numerous factors, such as the individual's position and responsibilities with the Company, the individual's future potential to influence the Company's mid- and long-term growth, the vesting schedule of the options awarded and the number of options previously granted. See the table under "Option Grants -- Option Grants in Last Fiscal Year," above, for information regarding options to purchase Common Stock granted to the Named Executive Officers during fiscal 1998.

     As described above, the grant of stock options to employees is a critical element in the Company's pay-for-performance, variable compensation-based philosophy that provides a competitive incentive to remain in the Company's service. During the latter half of fiscal 1998, primarily due to the Asian financial crisis described above, the stock market performance of the Common Stock was highly volatile, as the U.S. financial markets reacted to the disappointing performances announced by numerous companies, including the Company. In March, 1998, the Committee reviewed the terms of stock option grants to employees and determined that a large portion of such grants were of little or no incentive value to the affected employees because the exercise prices were well in excess of the then-current value of the Common Stock. The Committee concluded that a significant and serious competitive disadvantage would result to the Company if that situation were not remedied. To counteract this competitive disadvantage, the Committee adopted an option exchange program (the "Exchange Program"). The Named Executive Officers, all corporate officers, certain corporate directors and non-employee directors were not eligible to participate in the Exchange Program. Under the Exchange Program, eligible employees were given the opportunity to exchange options with an exercise price in excess of $25.00 per share for a stock option grant dated March 9, 1998 at an exercise price of $21.50 per share, the fair market value of the Common Stock on March 9, 1998. If an employee elected to exchange his or her options under the Exchange Program, the vesting commencement date was extended by 90 days from the original vesting date. Options covering 534,522 shares of Common Stock were exchanged under the Exchange Program.

     Other Compensation and Employee Benefits Generally Available to Company Employees. The Company maintains compensation and employee benefits that are generally available to all Company employees, including medical, dental and life insurance benefits, the Purchase Plan, a 401(k) retirement savings plan, a supplemental retirement savings plan (an unfunded, non-qualified deferred compensation plan maintained primarily for the purpose of providing deferral of compensation for a select group of management employees as defined in ERISA Sections 201, 301 and 401), and a cash bonus plan. The cash bonus plan awards each eligible employee with up to two and one-half days of pay, based on base salary, every quarter, if the Company meets certain operating profitability objectives established by the Board of Directors. For fiscal 1998, each eligible employee received 80% of the maximum cash bonus payment permitted under the cash bonus plan.


   Chief Executive Officer Compensation

     The Committee uses the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. For fiscal 1998, Mr. Sanghi's base salary was increased by 6.67%. The Committee believes this is an appropriate increase considering the base salaries of chief executive officers in the Reference Group, and the Company's sales growth and performance in an unprecedented and difficult industry environment. Mr. Sanghi's aggregate MICP bonus for fiscal 1998 was determined after considering numerous objective and subjective factors, including the Company's performance as compared to that of the semiconductor industry as a whole, and resulted in a total MICP bonus payment for fiscal 1998 (which was made as a contribution to the split-dollar life insurance program) of approximately 59.6% of his base salary. As a result, Mr. Sanghi's fiscal 1998 MICP bonus represented a percentage decrease of approximately 24.0% in fiscal 1998 as compared to fiscal 1997 when Mr. Sanghi's MICP bonus was approximately 78.4% of his base salary. See the "Summary Compensation Table" and footnotes thereto, above. The Committee believes that Mr. Sanghi's fiscal 1998 MICP bonus was (i) consistent with the Company's pay-for-performance philosophy and is commensurate with the Company's overall performance, as well as the fiscal 1998 AOP objectives; and (ii) reasonable based on the Company's overall performance in fiscal 1998, its performance as compared to the Reference Group and Mr. Sanghi's leadership and influence over the Company's performance. On April 17, 1997, Mr. Sanghi was granted an option to acquire 85,000 shares of Common Stock at an exercise price of $30.25 per share. This grant becomes exercisable over a one-year vesting period in 12 successive monthly installments commencing July 1, 2001. The amount of the grant and the vesting term was determined to provide an appropriate long-term incentive for Mr. Sanghi. See the table under "Option Grants in Last Fiscal Year," above.

   Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility by the Company for federal income tax purposes of compensation paid to the Company's Chief Executive Officer and to each of the Company's other four most highly compensated executive officers to $1 million each, subject to certain exceptions. The Company anticipates that a substantial portion of each executive officer's compensation will be "qualified performance-based compensation," that is not limited under Code Section 162(m). The Committee, therefore, does not currently anticipate that any executive officer's compensation will exceed that limitation of deductibility in fiscal 1999. The Committee intends to review the deductibility of executive compensation from time to time to determine whether any additional actions are advisable to maintain deductibility.

     By The Compensation and Stock Option Committees of the Board of Directors:

                      Albert J. Hugo-Martinez    L.B. Day

Compensation Committee Interlocks and Insider Participation

     The Board of Directors maintains a Compensation Committee, which is currently comprised of Messrs. Hugo-Martinez and Day. Neither of Messrs. Hugo-Martinez or Day had any contractual or other relationship or transaction with the Company during fiscal 1998 except as a director and neither has ever served as an officer or employee of the Company.

Performance Graph

     The following graph shows a comparison of cumulative total stockholder return for: (i) the Common Stock; (ii) a self-constructed Peer Group Index comprised of six companies that operate in recognized market segments, such as logic, memory and mixed-signal, within the semiconductor industry and that have annual sales between $300 and $1.0 billion and a market capitalization of between $400 million and $4.0 billion (the "Peer Group"); and (iii) the CRSP Total Return Index for the NASDAQ Stock Market (U.S.). The Peer Group is comprised of Altera Corporation, Atmel Corporation, Linear Technology Corporation, Maxim Integrated Products, Inc., Xilinx, Inc., and Zilog, Inc.

     The Peer Group is identical to the Reference Group used by the Committee in reviewing executive compensation. See "Board Compensation Committee Report on Executive Compensation," above.

     In preparing the following graph, it was assumed that $100 was invested in the Common Stock at the initial offering price on March 22, 1993, the date on which shares of Common Stock were first publicly traded. No cash dividends have been declared or paid with respect to the Common Stock.

     Note that historic stock price performance is not necessarily indicative of future stock performance.

                 FY 1998 Relative Stock Price Performance Data
    Among Microchip Technology Inc., Peer Group Index and Broad Market Index

                          03/31/93     04/30/93    05/28/93    06/30/93     07/30/93    08/31/93    09/30/93     10/29/93
-------------------------------------------------------------------------------------------------------------------------
Microchip Technology      100.00       131.77      144.18      181.38       176.73      288.35      322.46       396.87
Peer Group Index          100.00        98.36      115.21      118.07       123.69      139.01      152.44       139.12
Broad Market Index        100.00        95.73      103.51      103.99       104.11      109.49      112.75       115.29

                           11/30/93     12/31/93    01/31/94    02/28/94     03/31/94    04/29/94    05/31/94     06/30/94
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology      396.87       483.69      492.99      551.90       474.39      520.88      576.69       655.77
Peer Group Index          136.20       157.51      168.39      178.55       169.42      186.99      172.02       161.07
Broad Market Index        111.85       114.97      118.45      117.35       110.13      108.70      108.97       104.98

                           07/29/94     08/31/94    09/30/94    10/31/94     11/30/94    12/30/94    01/31/95     02/28/95
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology      595.30       683.68      730.17      863.33       830.18      767.39      624.38       704.61
Peer Group Index          152.62       178.53      186.83      209.38       202.86      211.37      203.61       232.96
Broad Market Index        107.13       113.96      113.67      115.91       112.06      112.38      113.01       118.98

                           03/31/95     04/30/95    05/31/95    06/30/95     07/29/95    08/31/95    09/29/95     10/31/95
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology      784.84       788.32      830.18     1015.05      1074.35     1060.40     1056.91      1107.50
Peer Group Index          244.22       276.10      292.26      333.84       399.93      429.94      443.85       433.86
Broad Market Index        122.51       126.37      129.63      140.13       150.43      153.47      157.01       156.11

                           11/30/95     12/29/95    01/31/96    02/29/96     03/29/96    04/30/96    05/31/96     06/28/96
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology     1130.16      1018.54      927.85      774.37       767.39      711.58      718.56       690.65
Peer Group Index          401.82       360.53      416.85      417.78       367.43      397.70      377.16       315.51
Broad Market Index        159.77       158.94      159.76      165.89       166.35      180.15      188.43       179.93

                           07/31/96     08/30/96    09/30/96    10/31/96     11/29/96    12/31/96    01/31/97     02/28/97
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology      889.48      1023.79     1042.96     1011.57      1332.48     1419.68     1595.83      1564.44
Peer Group Index          320.33       337.39      366.40      358.34       469.72      440.45      541.09       505.02
Broad Market Index        163.91       173.09      186.34      184.30       195.72      195.50      209.36       194.01

                           03/31/97     04/30/97    05/30/97    06/30/97     07/31/97    08/29/97    09/30/97     10/31/97
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology     1255.74      1308.06     1485.95     1245.27      1559.21     1692.63     1890.13      1669.08
Peer Group Index          470.58       510.86      541.36      531.52       627.32      609.23      623.18       522.76
Broad Market Index        181.12       186.53      207.60      214.04       236.37      235.77      250.54       237.03

                           11/28/97     12/31/97    01/30/98    02/27/98     03/31/98
-------------------------------------------------------------------------------------
Microchip Technology     1465.03      1255.74      966.67     1012.46       879.02
Peer Group Index          531.40       473.40      497.21      576.69       516.32
Broad Market Index        237.52       233.53      240.67      263.61       273.68

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                       DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 26, 1998 by: (i) each director and nominee for director; (ii) each of the Named Executive Officers;
(iii) all directors and executive officers as a group; and (iv) each person who is known to the Company to own beneficially more than five percent of the Common Stock:

                                                           Number of Shares          Percent of
             Name and Address of Beneficial Owner      Beneficially Owned(1)(2)     Common Stock
             ------------------------------------      ------------------------     ------------
         Fidelity Management & Research (3) .........          6,520,550               12.32%
         Capital Group Companies (4) ................          6,306,520               11.91%
         AMVESCAP PLC. (5) ..........................          4,358,875                8.23%
         T. Rowe Price Associates, Inc. (6) .........          3,957,425                7.48%
         J. & W. Seligman & Co., Inc. (7) ...........          3,490,100                6.59%
         The Kaufman Fund, Inc. (8) .................          3,346,700                6.32%
         Pilgrim Baxter & Associates (9) ............          3,021,208                5.71%
         Steve Sanghi (10) ..........................          1,297,426                2.42%
         George P. Rigg (11) ........................            141,451                   *
         Robert A. Lanford ..........................             79,536                   *
         C. Philip Chapman (12) .....................             53,393                   *
         Timothy B. Billington (13) .................             41,060                   *
         Albert J. Hugo-Martinez (14) ...............             40,973                   *
         L.B. Day (15) ..............................             28,583                   *
         Matthew W. Chapman (16) ....................             12,194                   *
         Jon H. Beedle (17) .........................             12,083                   *
         Mitchell R. Little (18) ....................             11,720                   *
         All directors and executive officers as a
          group (ten persons) (19) ..................          1,718,419                3.19%

------------
  *  Less than 1% of the outstanding shares of Common Stock
 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.
 (2) Includes shares of Common Stock issuable to the identified person pursuant to stock options and stock purchase rights that may be exercised within 60 days of April 26, 1998. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other stockholder.
 (3) One Federal Street, Boston, MA 02109. Information is based on a Schedule 13G filed with the SEC by Fidelity Management and Research dated April 10, 1998. Such Schedule 13G indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Stock, but that no one person's interest in the Common Stock is more than five percent of the outstanding Common Stock.
 (4) 333  South  Hope  Street,  Los Angeles, CA 90071. Information is based on a
     Schedule 13G filed with the SEC by The Capital Group Companies, Inc. dated May 8, 1998. The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the referenced Schedule 13G. The investment management companies, which include a "bank" as defined in Section 3(a)6 of the Exchange Act and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. The Capital Group Companies, Inc. does not have investment power or voting power over any of the securities reported in such Schedule 13G; however, the Capital Group Companies, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Exchange Act.

     Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of 5,727,100 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The Growth Fund of America, Inc., an
     investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 2,675,000 shares of Common Stock. The remaining shares reported as being beneficially owned by The Capital Group Companies, Inc. are beneficially owned by other subsidiaries of The Capital Group Companies, Inc., none of which by itself owns five percent or more of the outstanding securities.
 (5) 11  Devenshire Squire, London, EC2M 4YR, England. Information is based on a
     Schedule 13G filed with the SEC dated February 9, 1998. Such Schedule 13G indicates that AMVESCAP PLC has shared power to vote or direct the vote and to dispose of and direct the disposition of such Common Stock.
 (6) 100  East  Pratt  Street,  Baltimore,  MD  21202. Information is based on a
     Schedule  13G  filed  with  the SEC by T. Rowe Price Associates, Inc. dated
     February 12, 1998. Such Schedule 13G indicates that T. Rowe Price Associates, Inc. has the sole power to vote or direct the vote and to dispose of and direct the disposition of such Common Stock.
 (7) 100 Park Avenue, New York, NY 10017. Information is based on a Schedule 13G filed with the SEC by J. & W. Seligman & Co., Inc. dated February 13, 1998. Such Schedule 13G indicates that J & W. Seligman & Co., Inc. has the shared power to vote or direct the vote and to dispose of and direct the disposition of such Common Stock.
 (8) 140 East 45th Street, 43rd Floor, New York, NY 10017. Information is based on a Schedule 13G filed with the SEC by The Kaufman Fund, Inc. dated December 31, 1997. Such Schedule 13G indicates that The Kaufman Fund, Inc. has the sole power to vote or direct the vote and to dispose of and direct the disposition of such Common Stock.
 (9) 825 Duportail Road, Wayne, PA 19087. Information is based on a Schedule 13G filed with the SEC by Pilgrim Baxter & Associates. dated January 20, 1998. Such Schedule 13G indicates that Pilgrim Baxter & Associates has the shared power to vote or direct the vote of 3,021,208 shares of Common Stock and the sole power to dispose of and direct the disposition of such Common Stock.
(10) Includes 626,875 shares issuable upon exercise of options. Also includes 312,369 shares held of record by Steve Sanghi and Maria Sanghi as joint tenants, 296,666 held individually by Steve Sanghi, and 61,646 shares held of record by Steve Sanghi and Maria T. Sanghi as Trustees of Declaration of Trust.
(11) Includes 39,513 shares issuable upon exercise of options.
(12) Includes 51,010 shares issuable upon exercise of options.
(13) Includes 40,059 shares issuable upon exercise of options.
(14) Includes 40,973 shares issuable upon exercise of options.
(15) Includes 28,583 shares issuable upon exercise of options.
(16) Includes 8,194 shares issuable upon exercise of options.
(17) Includes 12,083 shares issuable upon exercise of options. Mr. Beedle has decided not to stand for re-election to the Board of Directors. See "Election of Directors," above.
(18) Includes 11,720 shares issuable upon exercise of options.
(19) Includes 859,010 shares issuable upon exercise of options.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a class of the Company's equity securities registered under the Exchange Act to file reports of securities ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it during the fiscal year ended March 31, 1998, and written representations that no other reports were required, the Company believes that each person who, at any time during fiscal 1998, was a director, officer or beneficial owner of more than 10% of the Common Stock, complied with all Section 16(a) filing requirements.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 1999. KPMG has audited the Company's financial statements since fiscal 1993. The Board of Directors recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of KPMG will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS

     Pursuant to Rule 14a-5(e) of Regulation 14A promulgated under the Exchange Act, stockholder proposals that are intended to be presented by such stockholders at the annual meeting of stockholders of the Company for the fiscal year ending March 31, 1999 must be received by the Company no later than March 8, 1999 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to such meeting.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     For business to be properly brought before an annual meeting by a stockholder, the Company's By-Laws require that the Company's secretary must have received notice in writing from the stockholder not less than 30 days nor more than 60 days prior to the meeting; provided, however, that if less than 35 days' notice of the meeting is given to stockholders, such notice must be received by the secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The written notice to the secretary shall set forth, as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the number of shares of Common Stock beneficially owned by such stockholder, and (iv) any material interest of such stockholder in such business.

Dated: July 6, 1998

PROXY                                                                      PROXY

                        MICROCHIP TECHNOLOGY INCORPORATED

           This Proxy is Solicited on behalf of the Board of Directors

                       1998 ANNUAL MEETING OF STOCKHOLDERS

         The undersigned stockholder of MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated July 6, 1998 and hereby appoints Steve Sanghi and C. Philip Chapman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of the Company, to be held on August 10, 1998, at 9:00 a.m., local time, at the Company's facility at 1200 South 52nd Street, Tempe, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, in the matters set forth below:

         A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

                  (Continued and to be signed on reverse side.)

                        MICROCHIP TECHNOLOGY INCORPORATED
    PLEASE MARK VOTE IN CIRCLE IN THE FOLLOWING MANNER USING DARK INK ONLY. 0

[                                                                                                                                  ]

1.  Election of Directors:     For    Withhold    For All    2.  Proposal to ratify the appointment    For    Against   Abstain
    Nominees: Steve Sanghi;    All      All       Except         of KPMG Peat Marwick LLP as the        0        0         0
    Albert J. Hugo-Martinez;    0        0          0            independent auditors of the Company
    L. B. Day;
    Matthew W. Chapman

    _____________________________________
    (Except nominee(s) written above

                                                             This Proxy will be voted as directed  or, if no contrary  direction  is indicated,  will  be  voted  for the  Election  of  Directors;  for the ratification  of  the  appointment  of  KPMG  Peat  Marwick  LLP as the independent auditors of the Company; and as said proxies deem advisable on such other matters as may come before the meeting.

                                                                                               Dated:_________________________, 1998

                                                             Signature(s)___________________________________________________________

                                                             _______________________________________________________________________
                                                             (This Proxy should be dated,  signed by the  stockholder(s)  exactly as his or her name appears hereon,  and returned  promptly in the enclosed envelope.  Persons signing in a fiduciary  capacity should so indicate.
                                                             If shares are held by joint  tenants  or as  community  property,  both stockholders should sign.)
















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